Exhibit 99.1

Niska Gas Storage Partners LLC Announces Third Quarter Financial Results and Provides Update on Operations and Guidance

Announces No Change to Common Unit Distribution and Continued Suspension of Subordinated Unit Distribution

HOUSTON, TEXAS - February 2, 2012 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today financial results for its fiscal quarter ended December 31, 2011. The Company also provided revised guidance for the remainder of the fiscal year ending March 31, 2012.  Niska announced a distribution of $0.35 per common unit and a continued suspension of the distribution on its subordinated units. The Company expects to continue to evaluate the advisability of the common unit distribution on a quarterly basis based on the economic environment and gas storage markets conditions.  The Company also provided an update on its previously-announced steps to better position itself for current market conditions, while maintaining the opportunity to capitalize on a future recovery in the natural gas storage market.

Financial Results and Goodwill Impairment

Adjusted EBITDA (as defined below) for the third quarter of fiscal 2012 was $12.5 million, compared to $59.9 million for the third quarter of fiscal 2011. Adjusted EBITDA for the nine months ended December 31, 2011 was $81.3 million compared to $134.4 million for the same period last year.  Cash Available for Distribution (also defined below) was negative $7.8 million for the third quarter of fiscal 2012 and was $24.2 million for the first nine months of fiscal year 2012, compared to Cash Available for Distribution of $41.3 million and $78.7 million respectively, for the same periods last year.

Niska’s net losses for the quarter and nine months ended December 31, 2011, including a goodwill impairment charge of $250 million discussed below, were $213.6 million and $181.4 million, compared to a net loss of $2.4 million and net earnings of $29.6 million, respectively, for the same periods last year.  Net loss per unit was $3.07 and $2.62 for the three and nine months ended December 31, 2011, compared to net loss per unit of $0.03 and $0.10 for the three months ended December 31, 2010 and the period May 17, 2010 (the date of the Company’s initial public offering) to December 31, 2010, respectively.  Excluding the goodwill impairment charge, Niska’s net earnings for the three and nine months ended December 31, 2011 would have been $36.4 million and $68.6 million, respectively.

Operations and Outlook

Simon Dupéré, Interim Chief Executive Officer, said: “During the third quarter of fiscal 2012 we continued to successfully execute our operating and financial plan by reducing indebtedness and improving our financial flexibility.  First, we monetized approximately $110 million of excess optimization inventory.  We also repurchased an additional $90 million principal amount of our 8.875% Senior Notes due 2018 during the quarter, bringing our cumulative Senior Notes repurchases through December 31, 2011 to $121 million principal amount. Subsequent to December 31, 2011 we repurchased an additional $20 million principal amount of the Senior Notes.  In addition, we continued construction of the expansion of our Wild Goose facility and expect that the incremental 15 billion cubic feet (“Bcf”) of storage capacity will become available to customers in April 2012.”

“Market conditions continued to be challenging this quarter, although recent improvements in storage spreads and volatility have benefited fiscal 2012.  The acceleration of our inventory monetization program shifted realized optimization revenue from the third quarter to the fourth quarter. Today, we currently expect Adjusted EBITDA for the full fiscal year ending March 31, 2012 to be in the range of $125 million to $135 million.  Cash Available for Distribution is expected to be in the range of $52 million to $62 million.  Niska’s net loss, including the goodwill impairment of $250 million, is expected to be in the range of $162 million to $152 million.  These amounts compare to our previous estimates of Adjusted EBITDA of approximately $120 million to $130 million, Cash Available for Distribution of $46 million to $56 million and net earnings of $3 million to $13 million.  The change in estimate of net earnings, beyond the change in Adjusted EBITDA, principally relates to the $250 million charge to goodwill discussed below and the timing of unrealized mark-to-market gains and losses on financial hedges.”

Mr. Dupéré also said, “During the fourth quarter of fiscal 2012 and in fiscal 2013 we will continue to positively position Niska for the future. The current contango market for natural gas provides incentives for us to carry natural gas over our fiscal year end and delay deliveries to summer or later.  We intend to pursue the opportunities created by these contango markets and to continue executing on our financial and operating plan, which could include additional purchases of our Senior Notes.”

Distributions and Outlook

Niska today announced a cash distribution of $0.35 per common unit. The distribution will be payable on Thursday, February 16, 2012 to common unitholders of record at the close of business on Monday, February 13, 2012. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per common unit on an annualized basis, as set forth in Niska’s operating agreement.  The distribution rate is unchanged from the preceding quarter.  In light of the Company’s continued financial outlook, Niska’s board of directors, including the representatives of Carlyle/Riverstone Energy and Power Fund II and Carlyle/Riverstone Energy and Power Fund III (together the “the Carlyle/Riverstone Funds”), which own approximately 49 percent of Niska’s common units and all of Niska’s subordinated units, has determined that it is prudent to continue the suspension of payment of distributions on Niska’s subordinated units.

Based on the revised outlook discussed above, Niska expects to generate Cash Available for Distribution of approximately 1.06 to 1.26 times its annualized common unit distribution for the full fiscal year ending March 31, 2012.   However, the outlook for natural gas storage continues to present substantial challenges to Niska, particularly because the Company continues to experience a narrower difference between summer and winter prices (sometimes referred to as the seasonal spread) along with conditions of reduced price volatility, and these conditions are likely to persist for some time.  Niska’s revenues, including short- and long-term contracts and optimization are materially affected by both the seasonal spread and natural gas price volatility.  In particular, these conditions impact Niska’s ability to recontract long-term contracts at favorable rates and its ability to obtain value through short-term firm contracts or optimization.  Niska generally benefits when the seasonal spread is wider and when volatility is increased.

In the event Niska’s fixed charge coverage ratio (as defined its indenture and credit facility and more fully described in Niska’s periodic reports with the Securities and Exchange Commission) were to fall below 1.75:1.0, Niska would be restricted in its ability to make distributions in respect of its units to a restricted payment basket, which it expects will be exhausted by June 30, 2012, plus a general basket of $75 million.  Continued payment of the minimum quarterly distribution on the common units (but not the subordinated units) after the fixed charge coverage ratio falls below 1.75:1.0, would reduce the general basket by approximately $12.5 million per quarter.

Even if Niska is permitted to pay distributions under Niska’s indenture and credit agreement, the board of directors may determine in future quarters that economic or natural gas market conditions make it in the long-term best interest of all unitholders to reduce or suspend the distribution in respect of the common units.

Goodwill Impairment

During the quarter ended December 31, 2011, the Company recorded a non-cash charge of $250 million for the impairment of goodwill.  The Company determined that the deterioration of market conditions, which it had noted in the first and second fiscal quarters, could persist and that reduced earnings expectations triggered a requirement to review the Company’s goodwill for impairment at an interim point rather than at fiscal year end, when its annual required impairment test is performed.  Based on the Company’s evaluation, a partial impairment of $250 million was recorded, with goodwill of approximately $245 million remaining after the impairment charge.

Earnings Call

Niska will host a conference call with members of its executive management on Thursday, February 2, 2012 at 10:00 a.m. Eastern Time. Interested parties may access the call via Niska’s website at

www.niskapartners.com. A webcast is also available on the Thomson Reuters Street Events network at www.earnings.com.

If you are unable to participate in the webcast, you may access the live conference call by dialing the following numbers:

North America:	1-800-573-4842
International:	1-617-224-4327
Access Code:	46009314

A telephonic replay can be accessed until midnight, February 9, 2012 at the following numbers:

North America:	1-888-286-8010
International:	1-617-801-6888
Access Code:	18601314

In addition, an electronic replay and PDF transcript will be available on Niska’s website in the Investor Center section under the Presentations and Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO Hub(TM) in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts approximately 206.5 Bcf of gas storage capacity.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. Our estimates of future Adjusted EBITDA and net income, as well as our expectation regarding expansion capital expenditures for our fiscal year, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties inherent in the development and operation of natural gas storage facilities. Other factors that are not described that are unknown or unpredictable could also have a material adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Actual results and future events could differ materially from those anticipated in such statements. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, foreign exchange gains and losses, unrealized inventory impairment write-downs, gains and losses on asset dispositions, asset impairments (including goodwill) and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs and the effects of unrealized gains or losses on interest rate swaps), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•              the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

Contact

Niska Gas Storage Partners LLC

Investor Relations:

Brandon Tran or Vance Powers

(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(in thousands of U.S. dollars)

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

REVENUES
Long-term Contract	$28,994	$30,298	$88,069	$88,316
Short-term Contract	8,228	11,101	19,532	28,877
Optimization, net	52,682	4,188	103,726	47,874
Total revenue	89,904	45,587	211,327	165,067

EXPENSES (INCOME)
Operating	9,702	11,133	34,881	32,404
General and administrative	6,015	8,692	20,482	23,964
Depreciation and amortization	13,115	13,011	33,922	36,348
Interest	19,598	19,434	57,620	57,601
Impairment of goodwill	250,000	—	250,000	—
Loss on extinguishment of debt	5,147	—	6,030	—
Foreign exchange losses (gains)	557	(796)	939	(765)
Other income	(7)	(12)	(49)	(35)
	304,127	51,462	403,825	149,517

(LOSS) EARNINGS BEFORE INCOME TAXES	(214,223)	(5,875)	(192,498)	15,550

Income tax benefit	(593)	(3,461)	(11,084)	(14,008)

NET (LOSS) EARNINGS AND COMPREHENSIVE (LOSS) INCOME	$(213,630)	$(2,414)	$(181,414)	$29,558
Less:
Net earnings prior to initial public offering on May 17, 2010	—	—	—	36,234
Net loss subsequent to initial public offering on May 17, 2010	$(213,630)	$(2,414)	$(181,414)	$(6,676)

Net (loss) earnings subsequent to initial public offering allocated to:
- Managing member	$(4,230)	$(48)	$(3,595)	$344
- Common unitholders	$(105,754)	$(1,183)	$(89,804)	$(3,510)
- Subordinated unitholder	$(103,646)	$(1,183)	$(88,015)	$(3,510)

Loss per unit allocated to common unitholders - basic and diluted	$(3.07)	$(0.03)	$(2.62)	$(0.10)

Loss per unit allocated to subordinated unitholders - basic and diluted	$(3.07)	$(0.03)	$(2.62)	$(0.10)

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Reconciliation of Net (Loss) Earnings to Adjusted EBITDA and Cash Available for Distribution:

Net (loss) earnings	$(213,630)	$(2,414)	$181,414)	$29,558
Add (deduct):
Interest expense	19,598	19,434	57,620	57,601
Income tax benefit	(593)	(3,461)	(11,084)	(14,008)
Depreciation and amortization	13,115	13,011	33,922	36,348
Unrealized risk management (gains) losses	(61,736)	34,108	(74,708)	25,659
Impairment of goodwill	250,000	—	250,000	—
Loss on extinguishment of debt	5,147	—	6,030	—
Foreign exchange losses (gains)	557	(796)	939	(765)
Other income	(7)	(12)	(49)	(35)
Adjusted EBITDA	$12,451	$59,870	$81,256	$134,358
Less:
Cash interest expense, net	18,626	18,408	54,602	54,503
Income taxes paid	352	—	1,107	287
Maintenance capital expenditures	1,274	144	1,436	868
Other income	(7)	(12)	(49)	(35)
Cash available for distribution	$(7,794)	$41,330	$24,160	$78,735

Revenue:
Long-term contract	$28,994	$30,298	$88,069	$88,316
Short-term contract	8,228	11,101	19,532	28,877
Proprietary optimization:
Realized optimization	(9,054)	38,296	29,018	73,532
Unrealized risk management gains (losses)	61,736	(34,108)	74,708	(25,659)
Total	$89,904	$45,587	$211,327	$165,067

Total realized revenues	$28,168	$79,695	$136,619	$190,725

Capital expenditures:
Maintenance	$1,274	$144	$1,436	$868
Expansion and cost reduction	14,510	8,866	42,196	23,302
Total	$15,784	$9,010	$43,632	$24,170

Operating data:
Effective working gas capacity (Bcf)	206.5	204.5	206.5	204.5

	December 31,	March 31,
	2011	2011
	(unaudited)
Selected Balance Sheet data
Cash and cash equivalents	$14,593	$117,742
Borrowings under revolving credit facility	$84,000	$—
Total debt excluding revolving credit facility	$678,790	$800,000
Members’ equity	$687,734	$916,973

NISKA GAS STORAGE PARTNERS LLC

ESTIMATED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars)

(unaudited)

	Estimated for the
	Fiscal Year Ended
	March 31, 2012
	Low estimate	High estimate

Reconciliation of Estimated Net Earnings to Adjusted EBITDA and Cash Available for Distribution:

Net loss	$(161,626)	$(151,626)
Add (deduct):
Interest expense	74,185	74,185
Income tax benefit	(15,000)	(15,000)
Depreciation and amortization	45,229	45,229
Unrealized risk management gains	(74,708)	(74,708)
Goodwill impairment	250,000	250,000
Loss on extinguishment of debt	6,030	6,030
Foreign exchange losses	939	939
Other income	(49)	(49)
Adjusted EBITDA	125,000	135,000
Less:
Cash interest expense, net	70,010	70,010
Income taxes paid	1,107	1,107
Maintenance capital expenditures	1,700	1,700
Other income	(49)	(49)
Cash available for distribution	$52,232	$62,232

Estimated Cash Distributions (1)	49,224	49,224

Ratio of Cash Available for Distribution to Estimated Cash Distributions	1.06x	1.26x

Note (1)  Represents four times the quarterly distributions paid with respect to common units outstanding on February 2, 2012 along with the associated Managing Member distributions.  Amounts do not include any associated withholding taxes payable on distributions funded from Canadian operations.